Exhibit 10.1
EXECUTION COPY
SEPARATION AGREEMENT AND RELEASE
     This Separation Agreement and Release (“Agreement and Release”) is made by and between James M. Pusey (“Executive”) and OrthoLogic Corp. (the “Corporation”). The Executive and the Corporation desire to amicably sever their employment relationship and, notwithstanding Section 6 of their Employment Agreement dated March 3, 2005 (the “Employment Agreement”), agree as follows:
     1. The Employment Agreement is terminated effective April 5, 2006 (“Termination Date”) and, except as expressly provided herein, Executive shall not have any further rights thereunder. Executive hereby resigns as Chief Executive Officer and each other office and employment position with the Corporation and his position as a director on the Corporation’s Board of Directors effective on the Termination Date.
     2. The Corporation shall pay to Executive:
          a. The sum of $100,000 in six equal installments, less applicable withholdings. The first payment shall be due within 10 days of full execution of this Agreement and the remaining five payments shall be due on the 15th day of each of the following five months.
          b. Within 30 days of the Termination Date, (i) Executive’s reasonable documented out-of-pocket business expenses properly incurred but not yet reimbursed prior to the Termination Date and (ii) Executive’s documented unreimbursed expenses incurred prior to the Termination Date for travel to and from Philadelphia, Pennsylvania which are reimbursable pursuant to paragraph 4(h)(iii) of the Employment Agreement, including without limitation such travel on or about March 23 and April 2, 2006.
          c. The excess of (i) the proceeds delivered to the Corporation from the sale of Executive’s restricted stock pursuant to his Rule 10b5-1 trading plan over (ii) the sum of $76,269 plus the applicable federal and state withholding and payroll tax obligations in respect of reimbursements under paragraph 4(h)(iii) of the Employment Agreement for expenses incurred during 2006 prior to the Termination Date. Executive agrees to instruct in writing the broker under his Rule 10b5-1 trading plan to pay the proceeds of the sale of shares thereunder directly to the Corporation in an amount equal to the amount set forth in clause (ii) of the immediately preceding sentence. Executive shall in any event pay or cause to be paid to the Corporation the amount set forth in clause (ii) of the first sentence of this paragraph. The net payment described in such clause (ii) takes into account the $62,500 the Corporation recently agreed to provide to Executive as additional relocation expense reimbursement and Executive shall have no further rights in respect of such amount.
     3. The Corporation shall continue to provide to the Executive medical insurance coverage, at the Corporation’s expense and in the same manner as now provided, through September 2006 or until Executive becomes eligible for medical benefits through another employment relationship, whichever comes sooner.

     4. Except as expressly provided herein, the Corporation hereby releases the Executive from any and all past and present causes of action, claims, rights and liabilities, known or unknown, statutory or at common law, arising out of Executive’s employment or resignation of employment with the Corporation or his service as an officer or director of the Corporation, including, without limitation, his performance or failure to perform any of his duties or responsibilities as an employee, officer or director of the Corporation or any action or failure to act in connection therewith; provided, that the foregoing release shall not apply to the Executive’s obligations under this Agreement.
     5. Executive hereby:
          a. (i) Except as expressly provided herein, releases the Corporation, its past and present parent, subsidiary and affiliated corporations or business entities and its and their past and present directors, officers, agents and employees, from any and all past and present causes of action, claims, rights and liabilities, known or unknown, statutory or at common law, arising out of Executive’s employment or termination of employment with the Corporation; provided, that the foregoing release shall not apply to the Corporation’s obligations under this Agreement or to the Corporation’s obligations to indemnify Executive in his capacity as a director or officer of the Corporation pursuant to the Certificate of Incorporation or Bylaws of the Corporation or that certain Indemnification Agreement between Executive and the Corporation dated April 15, 2005.
              (ii) By way of example only and without limiting the immediately preceding paragraph, this release is applicable to any cause of action, right, claim or liability under Title VII of the 1964 Civil Rights Act, Section 1981 of the 1866 Civil Rights Act, the Family and Medical Leave Act, the Equal Pay Act of 1963, the Americans with Disabilities Act, the Arizona Civil Rights Act, the Arizona Employment Protection Act, and any other employment law or statute, or of wrongful discharge, breach of implied or express contract, breach of the covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, defamation and any other claim in contract or tort, and for attorneys fees.
          b. Reaffirms his continuing obligation to abide by the terms of the Confidential Information and Assignment of Inventions Agreement dated March 3, 2005 between him and the Corporation.
          c. Agrees to immediately return any and all things in his possession or control belonging to the Corporation including, but not limited to, computers, cell phones, files and documents (whether stored electronically or hard copy), credit cards and access cards.
     6. Executive, in his capacity as a director of the Corporation, hereby waives notice of the meetings of the Corporation’s Board of Directors held on April 2, 3 and 4, 2006.
     7. The terms of this Agreement and Release supersede paragraph 6(a) through (d) of the Employment Agreement. The parties acknowledge that certain paragraphs of the Employment Agreement, by their nature, survive the termination of such agreement, including, but not limited to, paragraphs 6(e), 9 and 10. Each party expressly affirms its or his obligations under Section 10 of the Employment Agreement to, inter alia, not make disparaging remarks.

Notwithstanding the terms of the Employment Agreement, the parties agree that Section 7 of the Employment Agreement shall not survive and shall terminate upon termination of the Employment Agreement.
     8. The parties acknowledge and agree that for purposes of Executive’s two Letters of Stock Option Grant dated March 3, 2005, as of the Termination Date Executive has completed 13 full months of employment and Executive’s vested stock options are as follows:
          a. Under Letter of Stock Option Grant dated March 3, 2005 as to 200,000 shares: options to acquire 42,969 shares at $5.88 per share and options to acquire 25,782 shares at $5.31 per share (in each case subject to adjustment in accordance with such Letter of Grant);
          b. Under Letter of Stock Option Grant dated March 3, 2005 as to 300,000 shares: options to acquire 103,125 shares at $5.88 per share (subject to adjustment in accordance with such Letter of Grant).
     All other outstanding or conditionally granted options to acquire shares of OrthoLogic common stock shall lapse as of the Termination Date. In addition, the 100,000 shares of restricted stock issued under the Letter of Restricted Stock Grant dated March 3, 2005 and not yet vested shall be forfeited and returned to the Corporation for cancellation, and all conditional grants of restricted stock shall lapse as of the Termination Date.
     9. No provision contained herein shall be construed as an admission by Executive or the Corporation of improper conduct, omissions or liability.
     10. This Agreement and Release contains all the promises and understandings of the parties in respect of the subject matter hereof. There are no other agreements and understandings in respect of the subject matter hereof except as set forth herein and this Agreement and Release may be amended only by a written agreement of the parties.

     11. The parties each acknowledge that they have read this Agreement and Release and understand and voluntarily agree to its terms.

OrthoLogic Corp.:		Executive:

By:	/s/ John M. Holliman, III	/s/ James M. Pusey

Name: John M. Holliman, III		Name: James M. Pusey
Title: Chairman of the Board		Date: April 05, 2006

Date: April 05, 2006